Exhibit 99.2

IMPOUND ACCOUNT AGREEMENT

This Impound Account Agreement (the “Agreement”) is made as of                , 2007 by and among Manhattan Bancorp, a California corporation (the “Company”) and Pacific Coast Bankers’ Bank, a California banking corporation (“Impound Agent”).

1.                                      Recitals of Fact.

The Company was formed in order to be the holding company for Bank of Manhattan, N.A. (Proposed)(the “Bank”).  Bank of Manhattan has filed an application with the Comptroller of Currency (“Regulatory Agency”) to organize a commercial bank under the laws of the United States. The Company is conducting an initial public offering (the “Offering”) in order to raise funds to capitalize the Bank. The Company has filed a registration statement with the Securities and Exchange Commission to sell shares of its common stock on a best efforts basis.  The Company desires all funds received from various persons (the “Subscribers”) as subscriptions for shares of the Company’s stock in the Offering be placed in an impound account with a bank or trust company authorized to do business in California, and desires that Impound Agent act as the depository for such funds subject to such direction as may be made by the Regulatory Agency.  Company intends at this time to issue and sell a minimum of 2,150,000 shares and a maximum of 3,000,000 shares of its stock at a price of $10.00 per share and to deposit all funds received from the Subscribers as subscriptions for such shares with Impound Agent as depository.

2.                                      Appointment of Impound Agent as Escrow Agent.

Company hereby appoints Pacific Coast Bankers’ Bank as Impound Agent and Pacific Coast Bankers’ Bank hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement.

3.                                      Subscription Funds Held in Impound Account.

All funds received from the issuance of shares of Company’s stock will be placed in an escrow account with Impound Agent (the “Impound Account”), to be held by Impound Agent subject to the order of the Regulatory Agency, and shall not become the property of or be released to Company unless and until otherwise released to Company by order of the Regulatory Agency.  All funds in the Impound Account, including any interest earned thereon, shall not be subject to the claims of any creditors of the Company or the Bank or any of their officers, directors, associates or affiliates until such funds in the Impound Account have been released to the Company pursuant to the terms of this Agreement.

4.                            Subscriptions for Shares.

a.   Subscription agreements for shares of Company’s stock will be completed and submitted to Impound Agent in triplicate, along with checks and other payment orders or wire transfer for the amount of the subscriptions.  Checks and other payment orders shall be made payable to “Pacific Coast Bankers Bank for Manhattan Bancorp Impound Account.”  Company will inform Impound Agent of its intent to accept or reject subscriptions or to accept a subscription in part.  If any subscriptions are rejected or accepted only in part Impound Agent will refund the rejected amount, including any interest actually earned thereon, to the Subscriber.  Upon the closing of the Offering, Impound Agent will return one copy of the subscription agreement to the Subscriber, return one copy to Company, and retain one copy for Impound Agent’s records.

b.   In the event that the Company engages one or more members of the National Association of Securities Dealers (each a “Member”) to participate in the effort to sell the shares of the Company’s stock, checks from Subscribers shall be transmitted to the Impound Agent by noon of the next business day after receipt by the Member.

5.                                      Investment of Impound Funds.

All funds received from Subscribers as subscriptions for shares of Company’s stock which are accompanied by copies of executed subscription agreements for such subscriptions and by completed IRS Form W-9, including any interest earnings on such funds, will be placed in the Impound Account with Impound Agent, to be held by Impound Agent in the manner provided in this Agreement.

Upon the clearing of checks received for subscriptions for shares under normal banking practices and as and when directed in writing by Company, Impound Agent shall invest and reinvest available funds deposited with it pursuant to this Agreement in short-term certificates of deposit issued by the Impound Agent.  Impound Agent shall not be liable or responsible for any loss resulting from investments made pursuant to this Section 5, except for losses which result from the gross negligence or intentional misconduct of Impound Agent.

6.                                     Term.

This Impound Agreement shall commence as of the date set forth above and shall expire upon distribution of the Impound Account as described in Section 7, below.

7.                            Distribution.

a.   Upon receipt of authorization from the Regulatory Agency to release the Impound Account (or portion thereof) to Company, such amount (including any interest earned thereon) shall be released to Company pursuant to Company’s written instruction signed by two of its officers, less the amount of any subscriptions (or portions thereof) the Company rejects in whole or in part as described in Section A hereof.  Such authorization shall be in the form of specific written instructions from the Regulatory Agency to Impound Agent.

b.   If Company with or without the approval of the Regulatory Agency directs Impound Agent to distribute the Impound Account to the Subscribers for any reason, including failure to sell the minimum number of shares offered in the Offering, then the Impound Account (including any interest-actually earned thereon) shall be distributed to the Subscribers as follows: each Subscriber, or a third party as specifically authorized in writing by such subscriber, shall receive the amount of his or her subscription, plus or minus the Subscriber’s pro rata share of any profits or losses incurred and any interest actually earned through the investment of such amounts in Permitted Investments.

c.   In the event that the Impound Account is distributed pursuant to Section 7b, above, all remaining obligations of Company described in Section 9, 10a, 10b and 10f shall remain obligations of Company.  The obligations created pursuant to this Section 7c shall continue after the expiration of this Agreement.

d.   In the event that the Impound Account is distributed pursuant to Section 7b, above, or any refunds are distributed pursuant to 4a above, Impound Agent shall, as to each Subscriber, file Form 1099 with the State of California and the Internal Revenue Service, respectively.

8.                                      Information to Company.

From time to time and at least weekly Impound Agent will provide Company with information relative to the total number of subscriptions received pursuant to this Agreement together with the aggregate number of shares for which subscriptions have been received and the total amount of funds received and collected, and the name and address of, and number of shares purchased by each subscriber.  Upon termination or expiration of this Agreement, Impound Agent shall provide an accounting of funds received, invested and disbursed pursuant to this Agreement together with a list of Subscriber names and addresses and the number of shares purchased by each Subscriber, and shall return all original subscription agreements to Company.

9.                                      Unpaid Checks.

In the event that any check received by Impound Agent is returned unpaid by the drawee bank, Impound Agent will resubmit the check to the drawee financial institution for repayment.  In the event that any such resubmitted check is returned unpaid a second time, Impound Agent may withdraw from the funds held by it pursuant to this Agreement the amount of that check together with an amount representing the applicable savings rate payable on the amount of the check for the period during which the funds are credited as available funds under this Agreement.  Impound Agent shall forward any such check to Company endorsed to Company without recourse.  In the event that any such check is returned to Impound Agent as unpaid after the funds represented thereby have been distributed to any person, upon notification by Impound Agent Company shall promptly pay the amount of that check to Impound Agent and Impound Agent shall forward the check to Company endorsed to Company without recourse.

10.                     Rights of Impound Agent.

a.   The Company agrees to pay the regular fees of Impound Agent, as stated on the attached fee schedule, as well as any reasonable fees for extraordinary services performed by Impound Agent pursuant to this Agreement and agreed to in writing by Company.  The Company  also agrees to pay and/or reimburse Impound Agent for its reasonable expenses and disbursements, including those of its agents, consultants and attorneys.  The obligations described in this Section 10a shall continue notwithstanding the expiration or termination of this Agreement for any reason.

b.   If conflicting demands are made or notices served by parties other than the Regulatory Agency  upon Impound Agent with respect to the Impound Account, Impound Agent shall be entitled to refuse to comply with any such claim or demand and to suspend performance of this Agreement so long as such disagreements shall continue; in so doing Impound Agent shall not be held liable for damages or interest to the Organizers of the Bank, to Bank, to Company or to any person (including but not limited to Subscribers) for failure to comply with such conflicting or adverse demands, Impound Agent shall be entitled to continue to refrain and refuse to act until:

(i)   the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and/or the money, papers, and property involved in the claim or demand; and/or

(ii)  all differences have been settled by mutual agreement and Impound Agent has been notified of the settlement in a writing signed by all of the interested persons.

In the alternative, Impound Agent may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and deposit with the court all money, papers, and property held pursuant to this Agreement, and the Company agrees to pay all costs, expenses and reasonable attorney’s fees incurred by Impound Agent in connection therewith, the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit; provided, however, that nothing in this Section 10b shall affect the obligations of the Company, the Organizers of the Bank and Impound Agent to immediately comply with all orders, demands and notices issued by the Regulatory Agency.

c.   Impound Agent shall act as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it pursuant to this Agreement, or with respect to the form or execution of any such instrument, or the identity, authority, or rights of any person executing or depositing any such instrument.

d.   No notice, demand or change of instructions shall be of any effect unless made in a writing signed by all parties to this Agreement and mailed or delivered to an authorized officer of Impound Agent at the address set forth below for notices.

e . The Company agrees to hold harmless and indemnify Impound Agent, its directors, officers, employees and agents for any loss, cost, liability, damage or expense, including reasonable attorneys’ fees and expenses, arising out of or relating to this Agreement, the Impound Account, the performance of Impound Agent’s duties under this Agreement, or to any prospectus, disclosure document or any subscription agreement relating to this Agreement; provided, however, that no indemnification will be made for any act of willful misconduct or gross negligence of Impound Agent.

f.  Impound Agent:

(i) shall be deemed conclusively to have given and delivered any notice required to be given or delivered by it pursuant to this Agreement if the same is in writing, signed by any one of Impound Agent’s authorized officers and mailed to Company at the addresses set forth in this Agreement;

(ii) shall be entitled to consult with legal counsel and shall not be liable for any action taken or omitted by that counsel;

(iii) shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies under this Agreement unless such waiver is in a writing signed by Impound Agent; a waiver by Impound Agent of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion;

(iv) shall not be liable for any action taken or omitted to be taken in good faith, and shall be liable only for its own gross negligence or willful misconduct;

(v) shall be entitled to rely on any paper, request, certificate, schedule, notice or other document which it in good faith believes to be genuine and to have been signed or adopted by the proper party or parties;

(vi) shall under no circumstances be required to risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it,; and

(vii) shall have no duties or responsibilities except those expressly set forth in this Agreement, and the permissive right of Impound Agent to do things or omit to do things as set forth in this Agreement shall not be construed as a duty.

11.                     Representations Regarding Impound Agent.

Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that Impound Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by Company.

12.                     Miscellaneous.

a.  This Agreement may be amended only by the written agreement of the Regulatory Agency, Company and Impound Agent.  This Agreement shall be governed by the laws of the State of California.

b.  This Agreement represents the entire agreement between Company and Impound Agent.

If Company or any of its officers, directors or agents has executed any other agreements or documents relating to the subject matter of this Agreement, or if any agreement is deposited under or arises out of this Agreement, Impound Agent shall not be deemed a party to or be responsible for any provision thereof unless expressly set forth in this Agreement or in a Schedule to this Agreement.  Impound Agent shall be under no duty to enforce any such other agreement.  In case of any conflict between this Agreement and any such other agreement or document or any Schedule thereto, the provisions of this Agreement shall be controlling.

c.  This Agreement may be executed and entered into in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument.

d.  Impound Agent will not resign as Impound Agent under this Agreement after the receipt of any funds from Subscribers without the express written consent of Company.

e.  Any notice, report, demand, waiver or consent required or permitted pursuant to this Agreement shall be in writing and shall be given by prepaid first class mail, addressed as follows:

Impound Agent:

Mail Instructions

340 Pine Street, Suite 401

San Francisco, CA 94104

Attention:  Impound Account

Wire Instructions

Pacific Coast Bankers’ Bank
ABA No.   121042484

Attention:  Impound Account FBO
Manhattan Bancorp

To Company:

Manhattan Bancorp
2221 E. Rosecrans Avenue, Suite 131
El Segundo, California  90245

Attention: Jeffrey M. Watson

IN WITNESS WHEREOF, Company and Impound Agent have executed the Agreement on the day and year first written above.

Manhattan Bancorp

By:

Its:

Pacific Coast Bankers’ Bank
(“Impound Agent”)

By:

Tracy Holcomb
Executive Vice President & COO

SCHEDULE OF FEES

Schedule of Fees- Settlement Relationship

Basic Impound Account Fee	$2,500.00

Subscription Fee	$10.00 per Subscription

Rejected/Return Subscription Fee	$10.00 per Subscription

Return Checks	$10.00 per check

Miscellaneous Fees at cost:	Postage
Envelopes
Address Stamp
Overnight Delivery

Fees are due and payable upon the release of funds to Company

Schedule of Fees- Impound Services Only

Basic Impound Account Fee	$5,000.00

Subscription Fee	$20.00 per Subscription

Rejected/Return Subscription Fee	$20.00 per Subscription

Return Checks	$20.00 per check

Miscellaneous Fees at cost:	Postage
Envelopes
Address Stamp
Overnight Delivery

Fees are due and payable upon the release of funds to Company